Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG REPORTS THIRD QUARTER FISCAL 2007 RESULTS

Highlights

-	TCE revenues were $254.0 million, a slight decline from $254.8 million quarter-over-quarter
-	Net income was $26.6 million, a decline from $90.8 million quarter-over-quarter
-	Diluted EPS was $0.83 compared with $2.29 quarter-over-quarter
-	1.6 million shares repurchased during period at an average price of $73.22 per share; 21.4% of total shares outstanding repurchased since initial program announced in June 2006
-	Crude segment expanded adding four Suezmax tankers
-	Product fleet further strengthened with addition of four LR1s, bringing operating and newbuild Panamax Product Carrier fleet to eight vessels
-	First mover advantage with entrance into new U.S. Gulf Jones Act shuttle trade

New York - October 29, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the third fiscal quarter of 2007.

For the quarter ended September 30, 2007, Time Charter Equivalent1 (TCE) revenues were $254.0 million, a slight decline from $254.8 million for the same period of 2006. The decrease reflects a decline in average daily TCE rates earned for VLCCs, Aframaxes and Handysize Product Carriers. EBITDA1 for the quarter decreased 32% to $92.8 million from $135.6 million in the comparable period of 2006. Net income for the period decreased 71% to $26.6 million, and diluted EPS decreased 64% to $0.83 per share compared with $90.8 million, or $2.29 per diluted share, for the same period a year ago. Net income in the current quarter benefited from a gain on vessel sales and sale of securities of $1.5 million, or $0.05 per diluted share compared with gains on vessel sales and sale of securities of $15.8 million, or $0.39 per diluted share in the same period a year ago. Period-over-period diluted EPS also benefited from the Company's repurchase of 21.4% of total shares outstanding since September 2006.

For the first nine months ended September 30, 2007, the Company reported a 5% increase in TCE revenues to $787.5 million from $751.2 million in the comparable period of 2006. EBITDA for the first nine months of 2007 decreased 9% to $387.4 million from $424.8 million in the first nine months of 2006. Net income declined 32% to $190.3 million for the first nine months of 2007 compared with $279.4 million in the comparable period of 2006. Diluted earnings per share declined 24% to $5.39 per share in the first nine months of 2007 from $7.06 per diluted share in the same period a year ago. The first nine months of 2007 benefited from gains on vessel sales and sale of securities of $48.4 million, or $0.96 per diluted share, compared with $21.1 million, or $0.44 per diluted share, in the comparable period of 2006.

1See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and Appendix 2 for a reconciliation of EBITDA to net income.

TCE revenues in the third quarter of 2007 for the International Crude Tanker segment were $127.3 million, a decrease of $48.6 million, or 28%, from $175.9 million, in the same period of 2006. The decrease was principally due to declines in the daily TCE rates earned for the VLCCs and Aframaxes, partially offset by the inclusion of the results of Heidmar Lightering from April 1, 2007. TCE revenues for the International Product Carrier segment were $66.9 million, up $11.9 million, or 22% from $55.0 million in the year earlier period. The growth was principally due to increases in the average daily rates earned by Handysize Product Carriers trading both spot and on time charters, an increase in revenue days attributable to the delivery of two Panamax Product Carriers during the third quarter of 2007, and four time chartered-in Handysize Product carriers subsequent to September 30, 2006. TCE revenues from the U.S. segment were $53.8 million, up $34.8 million, or 183%, from $19.0 million in the same quarter a year earlier, reflecting the acquisition of Maritrans and the delivery of the Overseas Houston and the Overseas Long Beach in the first half of 2007. The balance of TCE revenues were derived from the Company's two International Flag dry bulk carriers.

Morten Arntzen, President and CEO of OSG remarked, "During a challenging third quarter, we focused on executing our balanced growth strategy. Notable achievements were a 22% quarter-over-quarter rise of Product Carrier TCE revenues resulting from the increase and diversification of ships in that fleet and optimizing the mix of spot and time charters. The Product Carrier fleet was further expanded with the announcement of four LR1 newbuildings. Our diversification into the Suezmax market makes OSG the only major shipping company to provide our customers service in all four crude transportation segments. The most exciting development in the quarter was winning the contract award from Petrobras for the first U.S. Gulf Jones Act shuttle tankers, which are expected to begin transporting crude oil from ultra-deepwater discoveries in early 2010." Arntzen concluded, "These diversification efforts are critical to OSG and further proof that we are building a business for long-term success."

Income from vessel operations was $33.9 million in the third quarter of 2007, a 62% decrease from $88.9 million in the same period a year earlier. For the quarter ended September 30, 2007, total operating expenses increased 38%, or $66.4 million, to $243.3 million from $176.9 million in the corresponding quarter in 2006. The increase in operating expenses was principally a result of the inclusion of the Maritrans and the Heidmar Lightering acquisitions and an increase in chartered-in tonnage. As of September 30, 2007, OSG chartered in 50 vessels compared with 44 a year earlier. General and administrative expenses increased $12.8 million, or 61%, in the third quarter of 2007 principally due to costs associated with the Tampa, Philadelphia and Houston offices following the Maritrans and Heidmar Lightering acquisitions and expenses related to the Manila office. Total operating expenses in the third quarter 2006 included $27.0 million related to a reserve taken for the U.S. Department of Justice investigation, which was settled on December 19, 2006 and paid in 2007.

Financial Highlights

Share Repurchase. From July 1, 2007 through September 30, 2007, OSG purchased 1,579,585 shares at an average price of $73.22 per share. Since the initial announcement of its share repurchase program on June 9, 2006, the Company has repurchased 21.4% of total shares outstanding at a total cost of $561.4 million. The Company's current $200 million repurchase program has a total of $52.5 million that remains outstanding.

Future Locked-in Revenue. Future revenues associated with noncancelable term charters as of September 30, 2007, totaled $1.6 billion including time charters entered into by the Aframax International pool and fixed rate contracts of affreightment from the U.S. Flag lightering operation. Such future revenues exclude the Gas segment.

Quarterly Dividend Announced. On September 26, 2007, the Board declared a quarterly dividend of $0.3125 per share to stockholders of record on November 7, 2007, payable on November 28, 2007.

Recent Activities and Quarterly Events

Crude Oil Tankers

Fleet Diversification
On September 19, 2007, OSG announced it will add four Suezmax tankers to its fleet.

  OSG has agreed to purchase, sell and bareboat charter-back two Suezmax tankers from Double Hull Tankers, Inc. (NYSE: DHT). Delivery of a 2001-built 164,000 dwt vessel is expected in December 2007 and delivery of a 2000-built 153,000 dwt vessel is expected in the first quarter of 2008. The vessels have been chartered for seven and 10 years, respectively.
  OSG has time chartered-in two 156,000 dwt sister ships for three years. The vessels, currently under construction in China, are expected to deliver in the fourth quarter of 2008.

Product Carriers

Fleet Deliveries
On August 1, 2007, OSG took delivery of the Overseas Luzon, a 2006-built 75,000 dwt coated Panamax Product Carrier, commonly referred to as an LR1.

Fleet Diversification
On August 30, 2007, the Company announced that it had further expanded its LR1 fleet and will build four 73,500 dwt coated Panamax Product Carriers at the SPP Plant and Shipbuilding Co. Ltd. based in Tong Yang, South Korea. Two vessels are expected to deliver in the fourth quarter of 2010, one in the first quarter of 2011 and one in the second quarter of 2011.

U.S.

Fleet Expansion
On October 3, 2007, OSG announced a definitive agreement to bareboat charter-in two additional MT-46 Jones Act Product Carriers tankers to be built at the Aker Philadelphia Shipyard.

Fleet Diversification
On October 5, 2007, OSG announced its entrance into the U.S. Gulf of Mexico shuttle tanker business. The Company will charter two 46,000 dwt Jones Act tankers to Petrobras America, Inc. Commencing with the expected delivery of the converted ships to Petrobras in the first quarters of 2010 and 2011, OSG will transport oil from ultra-deepwater fields Chinook and Cascade, exclusively a Jones Act trade. This will be the first FPSO and shuttle tanker project in U.S. Gulf of Mexico waters.

Fleet Metrics and Corporate Statistics

As of September 30, 2007, OSG's owned or operated fleet totaled 107 International Flag and U.S. Flag vessels compared with 91 at September 30, 2006. Fifty-three percent, or 57 vessels, were owned as of September 30, 2007, with the remaining vessels bareboat or time chartered-in. OSG's newbuild program of chartered-in and owned vessels totaled 42 and spanned all lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section of www.osg.com.

Revenue days in the quarter totaled 9,135 compared with 7,329 in the same period a year earlier. The increase principally reflects the addition of the former Maritrans fleet, the OSG Lightering fleet and the net delivery of one vessel since September 2006. Revenue days by segment can be found in Spot and Time Charter TCE Rates Achieved and Revenue Days, later in this press release.

Financial Profile

At September 30, 2007, stockholders' equity exceeded $1.8 billion and liquidity, including undrawn bank facilities, was more than $1.6 billion. Total long-term debt as of September 30, 2007 was $1.7 billion compared with $1.3 billion at December 31, 2006. Liquidity adjusted debt to capital was 34.0% as of September 30, 2007, compared with 14.8% as of December 31, 2006. Liquidity adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund. The increase in liquidity adjusted debt reflects $542.8 million spent on share repurchases in the first nine months of 2007.

Spot and Time Charter TCE Rates Achieved and Revenue Days

The following table provides a breakdown of TCE rates achieved for the third quarters of fiscal 2007 and 2006 between spot and time charter rates. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate.

	Three Months Ended Sep. 30, 2007		Three Months Ended Sep. 30, 2006
	Spot Charter	Time Charter	Spot Charter	Time Charter
Trade - Crude Oil
VLCC
Average TCE Rate	$34,802	$ -	$69,348	$ -
Number of Revenue Days	1,619	-	1,519	-
Aframax
Average TCE Rate	$24,614	$28,459	$34,952	$29,925
Number of Revenue Days	1,378	355	1,018	332
Panamax
Average TCE Rate	$34,662	$27,409	$29,707	$25,093
Number of Revenue Days	441	457	434	546
Trade - Refined Petroleum Products
Panamax
Average TCE Rate	$26,501	$18,817	$ -	$19,418
Number of Revenue Days	132	184	-	184
Handysize
Average TCE Rate	$25,974	$18,559	$29,018	$19,835
Number of Revenue Days	680	2,111	711	1,776
U.S. Flag - Number of Revenue Days	601	994	143	482
Other - Number of Revenue Days	-	183	-	184

Total Revenue Days	4,851	4,284	3,825	3,504

Consolidated Statements of Operations
	Three Months Ended		Nine Months Ended
($ in thousands, except per share amounts)	Sep. 30, 2007	Sep. 30, 2006	Sep. 30, 2007	Sep. 30, 2006
Shipping Revenues:
Pool revenues	$107,534	$165,849	$384,310	$491,956
Time and bareboat charter revenues	95,005	70,353	270,386	209,453
Voyage charter revenues	74,642	29,662	197,766	86,234
	277,181	265,864	852,462	787,643
Operating Expenses:
Voyage expenses	23,144	11,056	65,007	36,422
Vessel expenses	70,709	52,255	200,381	155,046
Provision for settlement		27,000		27,000
Charter hire expenses	68,869	46,022	186,234	127,249
Depreciation and amortization	48,543	33,981	135,125	104,195
General and administrative	33,655	20,871	94,380	67,952
Gain on disposal of vessels	(1,620)	(14,270)	(7,240)	(10,651)
Total Operating Expenses	243,300	176,915	673,887	507,213
Income from Vessel Operations	33,881	88,949	178,575	280,430
Equity in Income of Affiliated Companies	1,005	5,585	7,274	16,913
Operating Income	34,886	94,534	185,849	297,343
Other Income	9,387	7,048	66,435	23,234
	44,273	101,582	252,284	320,577
Interest Expense	22,061	14,552	53,510	52,293
Income before Federal Income Taxes	22,212	87,030	198,774	268,284
Provision/(Credit) for Federal Income Taxes	(4,417)	(3,800)	8,501	(11,141)
Net Income	$26,629	$90,830	$190,273	$279,425
	===========	===========	============	===========
Weighted Average Number of Common Shares Outstanding:
Basic	31,922,577	39,538,118	35,130,111	39,530,097
Diluted	32,167,515	39,630,655	35,319,228	39,596,964
Per Share Amounts:
Basic net income	$0.83	$2.30	$5.42	$7.07
Diluted net income	$0.83	$2.29	$5.39	$7.06
Cash dividends declared	$0.3125	$0.25	$1.125	$0.925

TCE Revenue by Segment

The following table reflects TCE revenues generated by the Company's three reportable segments for the three and nine months ended September 30, 2007 and 2006 and excludes the Company's proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of Time Charter Equivalent Revenues to Shipping Revenues.
	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
($ in thousands)	2007	% of Total	2006	% of Total	2007	% of Total	2006	% of Total
International Flag
Crude Tankers	$127,341	50.1	$175,878	69.0	$434,453	55.2	$528,726	70.4
Product Carriers	66,928	26.3	55,048	21.6	184,049	23.4	160,938	21.4
Other	5,929	2.4	4,893	1.9	16,744	2.1	14,495	1.9
U.S.	53,839	21.2	18,989	7.5	152,209	19.3	47,062	6.3
Total TCE Revenues	$254,037	100.0	$254,808	100.0	$787,455	100.0	$751,221	100.0
	=======	====	=======	=====	========	====	=======	====

Income from Vessel Operations by Segment

The following table reflects income from vessel operations accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, gain on disposal of vessels and the Company's share of income from affiliated companies.

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
($ in thousands)	2007	% of Total	2006	% of Total	2007	% of Total	2006	% of Total
International Flag
Crude Tankers	$39,176	59.4	$102,091	106.8	$184,309	69.4	$306,348	90.7
Product Carriers	16,998	25.8	15,896	16.6	47,455	17.9	49,998	14.8
Other1	1,119	1.7	(26,111)	(27.3)	2,533	0.9	(25,353)	(7.5)
U.S.	8,623	13.1	3,674	3.9	31,418	11.8	6,738	2.0
Total Income from Vessel Operations	$65,916	100.0	$95,550	100.0	$265,715	100.0	$337,731	100.0
	======	====	======	====	=======	====	=======	====

1Reflects reserves related to a Department of Justice investigation in the 2006 periods.

Reconciliations of income from vessel operations of the segments to income before federal income taxes as reported in the consolidated statements of operations follow:
	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2007	2006	2007	2006
Total income from vessel operations of all segments	$65,916	$95,550	$265,715	$337,731
General and administrative expenses	(33,655)	(20,871)	(94,380)	(67,952)
Gain on disposal of vessels	1,620	14,270	7,240	10,651
Consolidated income from vessel operations	33,881	88,949	178,575	280,430
Equity in income of affiliated companies	1,005	5,585	7,274	16,913
Other income	9,387	7,048	66,435	23,234
Interest expense	(22,061)	(14,552)	(53,510)	(52,293)
Income before federal income taxes	$22,212	$87,030	$198,774	$268,284
	======	======	=======	=======

Consolidated Balance Sheets

($ in thousands)	Sep. 30, 2007	Dec. 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$541,482	$606,758
Voyage receivables	135,128	136,043
Other receivables, including federal income taxes recoverable	96,117	71,723
Inventories and prepaid expenses	35,397	30,997
Total Current Assets	808,124	845,521
Capital Construction Fund	173,486	315,913
Vessels and other property, less accumulated depreciation	2,664,759	2,501,846
Vessels under capital leases, less accumulated amortization	26,319	30,750
Deferred drydock expenditures, net	76,026	50,774
Total Vessels, Deferred Drydock and Other Property	2,767,104	2,583,370
Investments in Affiliated Companies	145,062	275,199
Intangible Assets, less accumulated amortization	115,821	92,611
Goodwill	73,687	64,293
Other Assets	85,730	53,762
Total Assets	$4,169,014	$4,230,669
	========	========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$175,899	$192,500
Short-term debt and current installments of long-term debt	26,017	27,426
Current obligations under capital leases	8,211	7,650
Total Current Liabilities	210,127	227,576
Long-term Debt	1,627,614	1,273,053
Obligations under Capital Leases	27,259	33,894
Deferred Gain on Sale and Leaseback of Vessels	193,651	218,759
Deferred Federal Income Taxes and Other Liabilities	282,667	270,076
Stockholders' Equity	1,827,696	2,207,311
Total Liabilities and Stockholders' Equity	$4,169,014	$4,230,669
	========	========

Consolidated Statements of Cash Flows
($ in thousands)	Nine Months Ended Sep. 30,
	2007	2006
Cash Flows from Operating Activities:
Net income	$190,273	$279,425
Items included in net income not affecting cash flows:
Depreciation and amortization	135,125	104,195
Amortization of deferred gain on sale and leasebacks	(35,432)	(31,611)
Deferred compensation relating to restricted stock and stock option grants	7,054	2,915
Provision/(credit) for deferred federal income taxes	8,501	(4,700)
Undistributed earnings of affiliated companies	6,712	7,095
Other - net	(2,403)	(9,465)
Items included in net income related to investing and financing activities:
Gain on sale of securities - net	(41,150)	(10,420)
Gain on disposal of vessels	(7,240)	(10,651)
Payments for drydocking	(52,976)	(27,402)
Changes in operating assets and liabilities:	(55,875)	10,200
Net cash provided by operating activities	152,589	309,581
	======	======
Cash Flows from Investing Activities:
Expenditures for vessels	(397,389)	(52,014)
Withdrawals from Capital Construction Fund	151,600	-
Proceeds from disposal of vessels	131,426	168,969
Acquisition of Heidmar Lightering	(38,375)	-
Expenditures for other property	(7,110)	(6,292)
Investments in and advances to affiliated companies	(29,713)	(7,071)
Proceeds from disposal of investments in affiliated companies	194,706	1,573
Other - net	1,226	(962)
Net cash provided by investing activities	6,371	104,203

Cash Flows from Financing Activities:
Purchases of treasury stock	(543,299)	-
Issuance of debt, net of issuance costs	374,000	83,642
Payments on debt and obligations under capital leases	(26,931)	(246,296)
Cash dividends paid	(28,272)	(26,691)
Issuance of common stock upon exercise of stock options	427	237
Other - net	(161)	(9,836)
Net cash (used in) financing activities	(224,236)	(198,944)
Net increase/(decrease) in cash and cash equivalents	(65,276)	214,840
Cash and cash equivalents at beginning of year	606,758	188,588
Cash and cash equivalents at end of period	$541,482	$403,428
	=======	=======

Fleet

On September 30, 2007, OSG's fleet totaled 149 vessels, including 42 newbuilds, aggregating 14.8 million deadweight tons and 865,000 cbm of LNG carrier capacity. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totaled 139 vessels. See the Company's website at www.osg.com for a detailed fleet list, which is updated on a quarterly basis upon release of earnings.

	Vessels Owned		Vessels Chartered-in		Total at Sep. 30, 2007
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
VLCC (including V-Plus)	10	10	10	7.5	20	17.5	6,398,415
Aframax	7	7	11	8.1	18	15.1	1,891,096
Panamax	9	9	2	2	11	11	764,083
Lightering	-	-	2	1	2	1	157,312
International Flag Crude Tankers	26	26	25	18.6	51	44.6	9,210,906
Panamax Product Carriers	4	4	-	-	4	4	290,527
Handysize Product Carriers1	12	12	19	19	31	31	1,360,616
International Flag Product Carriers	16	16	19	19	35	35	1,651,143
International Flag Dry Bulk Carriers	-	-	2	2	2	2	319,843
Total International Flag Operating Fleet	42	42	46	39.6	88	81.6	11,181,892
Handysize Product Carriers	3	3	4	4	7	7	320,682
Clean ATBs	8	8	-	-	8	8	221,342
Lightering:
Crude Carrier	1	1	-	-	1	1	39,948
ATBs	2	2	-	-	2	2	90,908
Car Carrier	1	1	-	-	1	1	16,101
Total U.S. Flag Operating Fleet	15	15	4	4	19	19	688,981
TOTAL OPERATING FLEET	57	57	50	43.6	107	100.6	11,870,873
Newbuild/Rebuild Fleet
International Flag:
VLCC	2	1	-	-	2	1	594,000
Suezmax	-	-	2	2	2	2	312,000
Aframax	4	4	1	0.5	5	4.5	571,719
Panamax Product Carriers	4	4	-	-	4	4	294,000
Handysize Product Carriers	2	2	8	8	10	10	489,350
U.S. Flag:
Product Carriers	-	-	8	8	8	8	374,520
ATBs	4	4	-	-	4	4	136,777
Lightering	3	3	-	-	3	3	136,668
TOTAL NEWBUILD FLEET	19	18	19	18.5	38	36.5	2,909,034
International and U.S. Flag Operating and Newbuild Fleet (except LNGs)	76	75	69	62.1	145	137.1	14,779,907
Newbuild LNG Carriers	4	2	-	-	4	2	864,800cbm
TOTAL OPERATING AND NEW FLEET	80	77	69	62.1	149	139.1

1Includes three owned U.S. Flag Product Carriers that trade internationally, thus associated revenue is included in the Product Carrier segment.

Average Age of International Operating Fleet

OSG has one of the youngest International Flag fleets in the industry. The Company believes its modern, well-maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company's owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG's Owned Fleet at 9/30/07	Average Age of OSG's Owned Fleet at 9/30/06	Average Age of World Fleet at 10/1/07*
VLCC	6.7 years	6.1 years	9.2 years
Aframax	8.9 years	7.9 years	9.1 years
Panamax**	4.0 years	3.5 years	9.4 years
Handysize	5.9 years	5.7 years	9.6 years

*Source: Clarkson database as of October 1, 2007.
**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off hire, Scheduled Drydock and Double Hull Rebuilds

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. In addition, OSG is double hulling one ATB during the fourth quarter of 2007. The table below sets forth actual days off-hire for the third quarter of 2007 and anticipated days off-hire for the above-mentioned events by class for the Company's owned and bareboat chartered-in vessels.

	Q307		Q407
	Actual Days Off-Hire	No. of Vessels	Projected Days Off-Hire	No. of Vessels
Trade - Crude Oil
VLCC	23	2	21	2
Aframax	18	3	14	-
Panamax	114	2	11	-
Trade - Refined Petroleum Products
Panamax	-	-	7	1
Handysize	61	9	131	1
U.S. Flag
Product Carrier	44	3	11	-
ATB1	213	3	150	1
Other	6	2	23	1
Total	479	24	368	6

1Excludes 29 days in the third quarter and 92 days in the fourth quarter that the Company's single-hull ATB, M215, was, or is expected to be, in lay-up. Note on No. of Vessels column: When a vessel's off-hire period extends beyond one quarter, the vessel is counted in the initial quarter only. The days are included in the respective quarters.

Earnings Conference Call Information

OSG will host a conference call on Tuesday, October 30, 2007 at 11:00 a.m. ET. All interested parties are invited to participate by calling (866) 425-6195 within the United States and (973) 935-8752 for international calls. A webcast of the conference call and an accompanying slide presentation will be available on Overseas Shipholding Group's website at www.osg.com in the Investor Relations Webcasts and Presentations section. An audio replay of the conference call will be available from 2:00 p.m. ET on Tuesday October 30, 2007 through midnight ET on Tuesday, November 6, 2007 by calling (877) 519-4471 within the United States or (973) 341-3080 for international callers. The passcode for the replay is 9271945.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, prospects for certain strategic alliances and investments, the ability of OSG to successfully integrate the operations of Maritrans and Heidmar Lightering with OSG's operations, estimated TCE rates achieved for the fourth quarter of 2007 and estimated time charter TCE rates for 2008, anticipated levels of newbuilding and scrapping, projected drydock and repair schedule and prospects of OSG's strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K for 2006.

Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com

Appendix 1 - TCE Reconciliation

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:
	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2007	2006	2007	2006
Time charter equivalent revenues	$254,037	$254,808	$787,455	$751,221
Add: Voyage expenses	23,144	11,056	65,007	36,422
Shipping revenues	$277,181	$265,864	$852,462	$787,643
	=============	=============	============	============

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 - EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2007	2006	2007	2006
Net income	$26,629	$90,830	$190,273	$279,425
Provision/(credit) for federal income taxes	(4,417)	(3,800)	8,501	(11,141)
Interest expense	22,061	14,552	53,510	52,293
Depreciation and amortization	48,543	33,981	135,125	104,195
EBITDA	$92,816	$135,563	$387,409	$424,772
	==================	===============	=============	========

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3 - Capital Expenditures

The following table presents information with respect to OSG's capital expenditures for the three and nine months ended September 30, 2007 and 2006:
	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
($ in thousands)	2007	2006	2007	2006
Expenditures for vessels	$247,398	$46,620	$397,389	$52,014
Investments in and advances to affiliated companies	1,779	7,071	29,713	7,071
Payments for drydockings	28,286	6,123	52,976	27,402
	$277,463	$59,814	$480,078	$86,487
	===============	=========	==========	===========

Appendix 4 - 2007 TCE Rates

The Company has achieved the following average estimated TCE rates for the percentage of days booked for vessels operating through October 12, 2007. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.
		Fourth Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 10/12/07	Open as of 10/12/07	Total	% Days Booked
Trade - Crude Oil
VLCC - Spot	$25,500	721	910	1,631	44%
Aframax - Spot	$17,000	216	1,400	1,616	13%
Aframax - Time	$28,000	232	-	232	100%
Panamax - Spot	$35,000	38	551	589	6%
Panamax - Time	$28,000	410	-	410	100%
Trade - Refined Petroleum Products
Panamax - Time	$19,000	184	-	184	100%
Panamax - Spot	$35,000	13	171	184	7%
Handysize - Spot	$21,000	184	645	829	22%
Handysize - Time	$19,000	1,881	-	1,881	100%

	Average time charter rate	Time charter days	Spot and Lightering days	Total days	% Time charter
Trade - U.S. Flag
Product Carrier	$40,000	583	82	665	88%
ATB and Lightering Vessels	$30,000	446	349	795	56%

Appendix 5 - 2008 TCE Rates

The following table shows average estimated time charter TCE rates and associated days booked as of October 12, 2007 for 2008.
	Fixed Rates and Revenue Days as of 10/12/07
	Q108	Q208	Q308	Q408
Trade - Crude Oil
VLCC
Average TCE Rate	-	-	-	-
Number of Revenue Days	-	-	-	-
Aframax
Average TCE Rate	$28,000	$28,000	$28,000	$28,000
Number of Revenue Days	199	167	156	145
Panamax
Average TCE Rate	$27,000	$26,000	$24,000	$24,000
Number of Revenue Days	289	172	92	92
Trade - Refined Petroleum Products
Panamax
Average TCE Rate	$19,000	$19,000	$19,000	$19,000
Number of Revenue Days	182	182	184	184
Handysize
Average TCE Rate	$18,500	$18,500	$18,500	$18,500
Number of Revenue Days	1,618	1,491	1,380	1,290
Trade - U.S. Flag
Product Carrier
Average TCE Rate	$40,000	$40,000	$41,000	$42,000
Number of Revenue Days	419	417	486	552
ATB
Average TCE Rate	$30,000	$31,000	$31,500	$31,500
Number of Revenue Days	523	455	460	383

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